UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GOLF GALAXY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1831724
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

7275 Flying Cloud Drive, Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

GOLF GALAXY, INC. AMENDED AND RESTATED
1996 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Randall K. Zanatta President, Chief Executive Officer and Chairman Golf Galaxy, Inc. 7275 Flying Cloud Drive Eden Prairie, Minnesota 55344	Copy to: John R. Houston, Esq. Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, Minnesota 55402
(Name and address of agent for service)

(952) 941-8848

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $.01 par value	903,450 shares	$19.51	$17,626,309	$2,075.00

(1)  Pursuant to Rules 457(c) and 457(h)(1), the per share price is estimated, solely for the purpose of determining the registration fee, based upon the average of the high and low prices for such common stock on August 12, 2005 as reported on The Nasdaq National Market.

PART I

As permitted by and pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Part I is not filed as part of this Registration Statement.

PART II

Item 3.           Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

(a)                                  The prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement No. 333-125007 on Form S-1 filed with the Commission on May 17, 2005, together with any amendments thereto (the “Registration Statement”), in which there are set forth the Registrant’s audited financial statements for the fiscal years ended February 26, 2005 and February 28, 2004 and interim financial statements for the three months ended May 28, 2005 and May 29, 2004; and

(b)                                 The description of the Registrant’s Common Stock as set forth under Item 1 “Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A dated July 27, 2005, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Registration Statement on Form S-8 and prior to the termination of the offering described herein.

All documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.           Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in his or her official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(a) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions;

(b) acted in good faith;

(c) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied;

(d) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(e) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the requirements for indemnification set forth above have been met as well as a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section.

As permitted by Section 302A.251 of the Minnesota Business Corporation Act, the Registrant’s Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for paying a dividend or approving a stock repurchase in violation of Minnesota Statutes, Section 302A.559; (4) for violating the securities registration or anti-fraud provisions of Minnesota Statutes, Section 80A.23; or (5) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Articles of Incorporation further provide that if the Minnesota Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant would be eliminated or limited to the fullest extent permitted by Minnesota law, as so amended.  Any repeal or modification of such provisions will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

Article VI of the Registrant’s Bylaws provides that the Registrant shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with the corporation in accordance with, and to the fullest extent provided by, the provisions of Chapter 302A, Minnesota Statutes.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following are filed as exhibits to this Registration Statement on Form S-8:

Exhibit Number	Description

4.1	Golf Galaxy, Inc. Amended and Restated 1996 Stock Option and Incentive Plan (filed herewith).

5.1	Opinion of Robins, Kaplan, Miller & Ciresi L.L.P. as to the legality of the shares of Common Stock being registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page hereto).

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 Act that are incorporated by reference in this Registration Statement;

(2)                                  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota on August 15, 2005.

GOLF GALAXY, INC.

By:	/s/ Randall K. Zanatta
Randall K. Zanatta
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Golf Galaxy, Inc. hereby constitute and appoint Randall K. Zanatta and Richard C. Nordvold, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ RANDALL K. ZANATTA	President, Chief Executive Officer, Chairman	August 15, 2005
Randall K. Zanatta	and Director (Principal Executive Officer)

/s/ GREGORY B. MAANUM	Chief Operating Officer and Director	August 15, 2005
Gregory B. Maanum

/s/ RICHARD C. NORDVOLD	Chief Financial Officer (Principal Financial and	August 15, 2005
Richard C. Nordvold	Accounting Officer)

/s/ David E. Bloom	Director	August 15, 2005
David E. Bloom

	Director	August , 2005
Jack W. Eugster

/s/ DAVID S. GELLMAN	Director	August 15, 2005
David S. Gellman

/s/ THOMAS C. HEALY	Director	August 15, 2005
Thomas C. Healy

/s/ WILLIAM C. MULLIGAN	Director	August 15, 2005
William C. Mulligan

/s/ GREGG S. NEWMARK	Director	August 15, 2005
Gregg S. Newmark